Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 the use of the report of Vitale, Caturano & Company, LTD. (whose name has been changed to Caturano and Company, P.C. effective May 1, 2009) dated March 14, 2008 relating to the consolidated financial statements of BTU International, Inc. and subsidiaries as of December 31, 2007 and for the years ending December 31, 2007 and 2006 included in its 2008 Annual Report on Form 10-K. It should be noted that we have not audited any financial statements of BTU International, Inc. subsequent to December 31, 2007 or performed any audit procedures subsequent to the date of our report.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Caturano and Company, P.C.

Boston, Massachusetts

September 29, 2009